Exhibit 10.34

redefining / standards®

June 30, 2015

Mark Pearson

Chairman & Chief Executive Officer

AXA US

Dear George:

This letter confirms that the company has decided to provide you with a nonqualified deferred compensation benefit as described below. If you have any questions regarding this benefit, please call Chris Banthin at 212-314-3909.

Employer Contributions

For 2014 and each following calendar year during which you are employed by AXA Equitable Life Insurance Company (“AXA Equitable”), you will be entitled to an employer contribution to a deferred compensation account. The amount of the contribution for a year will equal the value of the additional employer contributions that you would have received in that year under the AXA Equitable 401(k) Plan and its related excess plan if eligible compensation for purposes of those plans equaled your worldwide income instead of your U.S. income for the applicable year (with a reduction for FICA taxes as described below under “FICA Taxes”). Your employer contribution for a calendar year will be credited to a deferred compensation account in February of the following calendar year, except for your employer contribution for 2014 which will be credited to a deferred compensation account as soon as practicable following the date of this letter.

Example: Your employer contribution for 2015 will be credited to your 2015 Account in February 2016. Your employer contribution for 2016 will be credited to your 2016 Account in February 2017.

For this purpose, your “worldwide income” for a calendar year is the total of your base salary and short-term incentive compensation paid to you in that calendar year by any AXA affiliates (including AXA Equitable) while your “US income” for a year is your base salary and short-term incentive compensation paid to you in the calendar year by AXA Equitable.

Vesting

You will be immediately vested in any employer contributions.

Your Accounts

Each employer contribution you receive will be credited to a separate deferred compensation account as described above. Your accounts will be maintained for recordkeeping purposes only. They will not be funded with actual stock, cash or any other assets.

You will be able to view your accounts online. Specifically, we have asked Karr Barth Administrators (“Karr Barth”), the administrator for our executive deferral plan (The Amended and Restated Post-2004 Variable Deferred Compensation Plan for Executives (the “Executive Plan”)), to provide an online account for you that is similar to the accounts provided for participants in the Executive Plan even though this benefit is not a part of that plan. You can manage your accounts at www.kbadmin.com.

Your initial login ID is your social security number (no spaces or dashes) and your initial password is your six-digit date of birth (must be entered in MMDDYY format). When you first log on, you will go through a brief registration process to select your own login ID and password, and provide answers to security questions for future login ID and password recovery.

AXA Equitable Life Insurance Company

1290 Avenue of the Americas, New York, NY 10104

“AXA” and “AXA US” are brand names of AXA Equitable Financial Services, LLC and its family of companies, including AXA Equitable Life Insurance Company (NY, NY), MONY Life Insurance Company of America (AZ stock company, administrative office: Jersey City, NJ), AXA Advisors, LLC and AXA Distributors, LLC.

Payment Elections

2014 and 2015 Accounts

You may not make a payment election with respect to the payment of your 2014 and 2015 Accounts. These accounts will be paid in a lump sum on the first business day of the seventh month following your separation from service.1

2016 and Later Accounts

You may make separate payment elections for each account that is established for you other than the 2014 and 2015 Accounts. You must make these elections prior to the start of the applicable year (e.g., you must make an election for your 2016 Account by December 31, 2015). Please consider these elections carefully as you will have only a limited ability to change them, as described in “Changing your Payment Elections for 2016 and Later Accounts” below. The company will solicit your election in the fourth quarter of each year. If you fail to make an election prior to the start of a year, your account for that year will be paid in a lump sum on the first business day of the seventh month following your separation from service.

Timing

You may elect to commence payments from an account in July or December of any year after the year in which the employer contribution is made, provided that payments must commence by the first July or December following your age 71 and you may not elect to have payments commence prior to the date you attain age 62.

Example: For your 2016 Account, you may elect to commence payments in July or December of 2018 or any later year, provided that payments must commence by the first July or December following your age 71 and you may not elect to have payments commence prior to the date you attain age 62.

Form

You may receive payment of your account balance in a lump sum or in any combination of lump sum and/or annual installments paid over consecutive years.

You may specify a dollar amount for installments. If you do not specify a dollar amount, the amount of each payment will be based on the value of your account determined as of the last business day of the month prior to the payment.

Example: If you elect to receive 40% of your 2016 Account balance in July 2020, you will receive 40% of the value of your account balance as of June 30, 2020. Similarly, if you elect annual installments, each installment will be calculated by dividing the value of the account as of the last business day of the month prior to distribution by the number of installments remaining.

Separation from Service

You may elect how you would like your balance paid in the case of your separation from service prior to your specified payment date for an account. Payment can be made in any combination of lump sum and/or annual installments paid over consecutive years. Payments will commence in the earlier of the first July and first December following the date that is 15 months following your separation from service, unless you elect to delay your payment after you separate from service under the rules provided below under “Changing Your Payment Elections.”

[1]

For purposes of all of your accounts, separation from service has the meaning set forth in Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations thereunder and does not include a separation of service due to death. Generally, under this definition, you will not be deemed to separate from service until you terminate your work relationship with AXA Equitable and any of its affiliates (using an 80% ownership test).

Death

You may elect how you would like your balance paid in the case of your death prior to both your specified payment date for an account and your separation from service. Payment can be made in any combination of lump sum and/or annual installments paid over consecutive years. Payments will commence in the earlier of the first July and first December following the date that is 15 months following your death, unless your beneficiary elects to delay the payment after your death under the rules provided below under “Changing Your Payment Elections.”

If your death occurs after your specified payment date, your beneficiary (or your estate if you do not designate a beneficiary) will continue to receive payments in the same form and at the same time you would have received them had you lived.

Disability2

If you become disabled prior to your specified payment date for an account, your separation from service and your death, you will receive your account balance in a lump sum 15 months after the date you become disabled unless you elect to delay the payment after you become disabled under the rules provided below under “Changing Your Payment Elections.”

Changing Your Payment Elections For 2016 and Later Accounts

You (or your beneficiary in the case of your death) may change your payment elections prior to the commencement of payments, provided that any change:

•	will not take effect for 12 months;

•	must delay the payment for at least five years from the date it would otherwise have been paid (except in the case of distributions related to death or disability);

•	must be made at least a year before the first scheduled payment in the case of a payment based on a specified month; and

•	may not result in payments commencing later than the first July or December following your age 71 (or, in the case of payments related to separation from service, death or disability, the later of your age 71 and 75 months following your separation, death or disability, as applicable).

Also, payment elections related to your separation from service, death or disability may not be changed until after you separate from service, die or become disabled, as applicable.

Example: You initially elect to receive your 2016 Account in installments over 15 years beginning in July 2018. Subsequent to this election, you decide that you want to change your election to a lump sum payment.

•	Provided that you make your election at least 12 months prior to July 2018, you may elect to receive a lump sum payment in July 2023 or later.

Example: You initially elect to receive your 2016 Account in installments over 10 years beginning in July 2018. On September 1, 2017, you wish to change your election.

•	This change would not be allowed because September 1, 2017 is less than 12 months before July 2018.

Earnings Crediting Options

You may choose from among a variety of earnings crediting options for determining the rate of return to be credited to your accounts. The earnings crediting options will be the same as the options provided under The Executive Plan. The currently available options, which are among those offered under the AXA Premier VIP Trust and EQ Advisors Trust, are described in the prospectus available at www.kbadmin.com. Earnings crediting options may be added, discontinued or replaced with a fixed interest rate at any time, provided that no change will affect the amount credited to your accounts prior to the date of change.

[2]	“Disability” means disability as defined in Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations thereunder.

Your account balances will be credited with gains and losses as if invested in the available earnings crediting options chosen by you. Accordingly, your account balances are subject to normal investment risk. The rates of return (positive or negative) will be compounded and credited daily.

Any earnings on your account balances accumulate on an income tax-deferred basis. To preserve the income tax-deferred status of your accounts, the performance of the various earnings crediting options is used for measurement purposes only; the company may not actually invest in those funds.

You may change your earnings crediting options online at www.kbadmin.com. If a request is made after 3:003 p.m. ET on any trading day, or any time on a day other than a trading day, the effective date of the transaction will be at the close of the next trading day.

You may change the earnings crediting options you have selected as frequently as you wish, except that your ability to change your earnings crediting options may be limited in order to prevent market-timing or similar activity. You will be subject to the same restrictions as applicable to participants in the Executive Plan. Currently, there is a restriction on transferring amounts both into and out of the same earnings crediting option within a five-business day period (with the exception of the EQ/Money Market Fund option).

A Note About Crediting Rates: The funds of the AXA Premier VIP Trust and EQ Advisors Trust are described in the prospectus, which you should carefully review prior to making your earnings crediting options elections. The rates of return credited will be the total return of the funds you select net of asset-based charges (which include money management fees, fund expenses and “mortality and expense risk” insurance contract charges, but not 12b-1 fees). Although a standard mortality and expense risk charge of .60% applies to all crediting rates, the total of the asset-based charges varies by fund, and can change over time. The current charges for all of the funds are provided in the prospectus.

Beneficiary Designation

You should designate a beneficiary (one or more individuals or a trust) to receive any balance remaining in your accounts when you die. If there is no beneficiary designation on file or if all designated beneficiaries have predeceased you, we will pay any balance in your accounts to your estate. You may change your beneficiary at any time at www.kbadmin.com.

Internal Revenue Code Section 409A

Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) applies to all nonqualified deferred compensation benefits after December 31, 2004 and provides rules regarding the timing of initial deferral elections, changes to deferral elections and distributions. Tax penalties may apply if those rules are not followed. It is intended that your benefit will comply with the provisions of Section 409A and the Treasury regulations thereunder so as not to subject you to the payment of additional taxes and interest under Section 409A. Any provisions of this letter that are inconsistent with this intent will be void to the minimum extent necessary to permit this intent to be fulfilled. All interpretations of this letter shall be consistent with this intent. Any action of the company that it is inconsistent with this intent shall be void and without effect to the minimum extent possible (if any) that will allow this intent to be fulfilled. If the failure to take an action would cause your deferred compensation benefit to violate the rules of Section 409A, then to the extent it is possible to avoid a violation of Section 409A, it is intended that the rights and effects under this letter be altered to avoid such outcome. In all cases, the provisions of this section shall apply to the maximum extent permissible under Section 409A and notwithstanding any contrary provision of the letter that is not contained in this section.

[3]	Or one hour before the scheduled close of the New York Stock Exchange on abbreviated trading days (for this purpose, a “trading day” is any day the New York Stock Exchange is open for trading).

Please note that, although your benefit is intended to be administered according to Section 409A, you would be liable for any tax penalties imposed under Section 409A. The company would not be liable.

Acceleration of Payments

Payments to you from your accounts may only be accelerated as follows:

•	if a portion of your account is includible in income under Section 409A, such portion will be distributed to you immediately; and

•	distributions from an account will be made as necessary to fulfill a domestic relations order (as defined in Internal Revenue Code Section 414(p)(1)(B)).

Payments from your account will not be accelerated in any other circumstance, including your bankruptcy or other financial hardship. Please keep this is mind when making your payment elections.

ERISA

This benefit is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974 (“ERISA”) and therefore is exempt from the funding, vesting and fiduciary requirements of ERISA.

Taxes

The following briefly discusses U.S. federal income tax consequences of your benefit. Please note that this discussion is based on current law and does not purport to address all aspects of U.S. federal taxation that may be relevant to you in light of your personal circumstances.

FICA Taxes

Your employer contributions are subject to FICA tax at the time they are credited to your account. Accordingly, your employer contributions will be reduced each year for the amount of the FICA tax and any income tax withholding on the amount of the FICA.

FICA will not apply to any earnings credited to your accounts or any payments from your accounts.

Income Taxes

The amounts you elect to defer, and any earnings thereon, are not subject to federal income tax at the time they are credited to your accounts. Your Federal Form W-2 will reflect these amounts for informational purposes only.

Payments from an account will be taxed as ordinary income when received and will be subject to income tax withholding at the rates applicable in the year of receipt. Please also note that:

•	Your account balances or payments from your accounts cannot be rolled over into a qualified retirement plan or an Individual Retirement Account (IRA).

•	Qualified plan five-year or ten-year income tax averaging is not allowed.

•	An IRS 10% excise tax will not be assessed on distributions prior to age 59 1/2 as in a qualified plan.

Important Note: This document is not intended as legal or tax advice. Accordingly, any tax information provided in this document is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties that may be imposed on the taxpayer. You are strongly urged to consult your personal tax advisor regarding the tax consequences of receiving this benefit in your particular circumstances.

Transfer of Interest

For tax reasons, you may not transfer or assign your interest in this benefit. Your interest is not eligible collateral for loan security or any other purpose.

Amendment and Termination

The terms and conditions of this letter may be amended, suspended, discontinued or terminated at any time by the company, provided that no such amendment, suspension, discontinuance or termination will reduce the amounts that are payable or may become payable to you based upon the balance of your accounts as of the effective date of such amendment, suspension, discontinuance or termination.

Governing Law

If not preempted by federal law, this benefit will be governed by, and interpreted in accordance with the laws of New Jersey.

Unsecured Creditor Status

Unlike qualified plans, your deferred compensation benefit is unfunded and unsecured. In a qualified plan, funds are set aside for participants that neither the company nor its creditors may use for any other purpose. In contrast, tax laws prohibit the company from similarly setting aside funds to pay your deferred compensation benefit. Your account is only a bookkeeping account; payments are dependent on, and will be made exclusively from, the general assets of the company. You are a general unsecured creditor of the company and have no security or other interest in any particular assets of the company.

Sincerely,

Mark Pearson